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                Alliance Capital Management L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105




                             January 14, 1998




Alliance International Premier Growth Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase from you and your issuance to us of ten shares of Class A Common Stock, ten shares of Class B Common Stock, ten shares of Class C Common Stock and 10,000 shares of Advisor Class Common Stock for an aggregate cash consideration of One Hundred Thousand Three Hundred Dollars ($100,300), this will confirm that we are buying such shares for investment for our account only and not with a view to reselling or otherwise distributing them.

                             Very truly yours,

                             ALLIANCE CAPITAL MANAGEMENT L.P.


                             By:  Alliance Capital Management
                                    Corporation,
                                    its General Partner



                             By:
                                  _________________________
                                  Name:
                                  Title: